DEAN HELLER                   STATE OF NEVADA                CHARLES E. MCURE
Secretary of State                                      Securities Administrator
                             (Object Omitted)
RENEE L. PARKER                                              SCOTT W. ANDERSON
Chief Deputy                   OFFICE OF THE               Deputy Secretary for
Secretary of State           SECRETARY OF STATE            Commercial Recording
                                                               Recordings

PAMELA RUCKEL                                                   ELLICK HSU
Deputy Secretary for                                         Deputy Secretary
Southern Nevada                                                for Elections

                            Filing Acknowledgement
                                                               April 27, 2006



Job Number                  Corporation Number
C20060427-1488                 C27995-2003

Filing Description         Document Filing Number          Date/Time of Filing
Amendment                    20060266804-84               April 27, 2006, 2005
                                                              11:57:37 AM

Corporation Name                Resident Agent
CHINA INDUSTRIAL WASTE.      INCORP SERVICES, INC.
MANAGEMENT, INC.


The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.



                                                   Respectfully


                                                   By: /s/ DEAN HELLER
                                                       ---------------
                                                       DEAN HELLER
                                                       Secretary of State




                          Commercial Recording Division
                              202 N. Carson Street
                         Carson City, Nevada 89701-4069
                            Telephone (775) 684-5708
                               Fax (775) 684-7138

DEAN HELLER
Secretary of State                                     Entity #
204 North Carson Street                                C27995-2003
Carson City, Nevada 89701-4299                         Document Number
(775) 684 5708                                         20060266804-84

                                                       Date Filed:
  Certificate of Amendment                             4/27/2006 11:45:29 AM
  (Pursuant to NRS 78,385 and 78390)                   in the office of
                                                       Dean Heller
                                                       Secretary of State



             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations


1. Name of Corporation:
Goldtech Mining Corporation

2. The articles have been amended as follows (provide article numbers, if available).

In order to change the name of the Corporation, Article FIRST of the Articles of Incorporation is hereby amended to read in its entirety as follows:

"Article 1 - Name

The name of the Corporation (hereinafter called "Corporation" is China Waste Management, Inc."

Article Fourth of the Articles of Incorporation is hereby amended by inserting the following section at the end of the Article Fourth:

See attachment for language to be inserted.

3. The vote by which the stockholders holding shares in the corporation entitiling them to exercise at least a majority of the voting power, as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority of the shares of each class.

4. Effective date of filing (optional): 5/12/06 must not be later then 60 days after the certificate is filed.

5. Officer signature (required): /s/ John C Leo
                                 Secretary

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares then the amendment must be approved by vote, in addition to the affirmative vote otherwise required, the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.


IMPORTENT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment to Certificate of Amendment to Certificate of Incorporation of Goldtech Mining Corporation

1-For-100 REVERSE SPLIT OF COMMON STOCK

At the close of business on May 12, 2006, each 100 outstanding shares of Common Stock shall be combined into one share of Common Stock (the "Reverse Stock Split") without any action by the holders of such shares; provided, however, that upon such combination, the Corporation shall not issue fractional shares or pay cash in respect thereof, but shall instead issue to each stockholder the segregate number of shares resulting from the Reverse Stock Split rounded up to the next higher whole number of shares based upon the preceding calculation. Following the Reverse Stock Split, each holder of a certificate or certificates representing shares of Common Stock of the Corporation, upon surrender thereof, shall receive a certificate or certificates representing the number of shares such stockholders is entitled to receive following the Reverse Stock Split. Pending such surrender of Stock of the Corporation shall be deemed for all purposes, as a result of the Reverse Stock Split and without any action on the part of the holders thereof, to evidence only the right to receive one or more certificates representing shares of Common Stock in accordance with the terms and conditions hereof.